Exhibit 3.4

LOAN TERMINATION AGREEMENT

THIS LOAN TERMINATION AGREEMENT (this “Agreement”) dated for reference June 1, 2021 (the “Effective Date”), is made

BETWEEN:

EMERALD HEALTH SCIENCES INC., a corporation incorporated under the laws of British Columbia with a registered office at 2500-666 Burrard Street, Vancouver, BC

(the “Lender”);

AND:

EMERALD HEALTH PHARMACEUTICALS INC., a corporation incorporated under the laws of Delaware with an office at 5910 Pacific Center Blvd, Suite 320, San Diego, California, 92121

(the “Borrower”);

WHEREAS the Borrower and the Lender entered into a loan agreement (the “Loan Agreement”) dated for reference September 1, 2017, and now wish to terminate the Loan Agreement as of the Effective Date;

IN CONSIDERATION of the mutual agreements in this Agreement and subject to the terms and conditions specified in this Agreement, the parties agree as follows:

1. Termination

1.1 The Lender and the Borrower hereby terminate the Loan Agreement as of the Effective Date.

2. General

2.1 Time. Time shall be of the essence in this Agreement.

2.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable in British Columbia, and the parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia in that regard.

2.3 Further Assurances. The parties to this Agreement will do, execute and deliver or will cause to be done, executed and delivered all such further acts, documents and things as may be reasonably required for the purpose of giving effect to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties have hereunto set their hands and seals effective as of the date first above written.

EMERALD HEALTH SCIENCES INC.

By:	/s/ Avtar Dhillon
Dr. Avtar Dhillon CEO & Chairman

EMERALD HEALTH PHARMACEUTICALS INC.

By:	/s/ James M. DeMesa
Dr. Jim DeMesa President & CEO